Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Pershing Square SPARC Holdings, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees Previously Paid	Equity	Subscription warrants to purchase two shares of common stock, $0.0001 par value, at a minimum exercise price of $10.00 per share (“SPARs”)	457(g)	61,111,111	—	—	—	—(3)

Fees Previously Paid	Equity	Shares of common stock issuable upon exercise of SPARs	457(o)	122,222,222	$10.00	$1,222,222,220	$0.0000927	$113,300

	Total Offering Amounts					$1,222,222,220		$113,300

	Total Fees Previously Paid							$226,600

	Net Fee Due							$0(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.
(2)

The issuer may determine, prior to the date on which the SPARs become exercisable, to increase the exercise price of the SPARs to price greater than $10.00 per share. There is not a maximum exercise price. In connection with any increase in exercise price, the issuer will file a post-effective amendment to this registration statement and submit the additional registration fee due in connection therewith.

(3)	No fee pursuant to Rule 457(g).
(4)

A registration fee in the amount of $226,600 was previously paid by the Registrant in connection with the filing of its Registration Statement on Form S-1 (File No. 333-261376) filed on November 26, 2021 (the “S-1 Registration Statement”). As a result of a subsequent decrease in the number of SPARs, only $113,300 in registration fees are due in respect of the final number of shares to be registered. Pursuant to Rule 457(p) under the Securities Act, the Company intends to offset registration fees due under future filings, including a post-effective amendment in connection with any increase in the SPAR exercise price, with the $113,300 that remains unused from the registration fee paid in connection with the S-1 Registration Statement.